FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary W. Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
REPORTS THIRD QUARTER 2014 RESULTS

• Completed acquisition of Western Refining's Wholesale business in October
• Increased crude oil gathering and pipeline volumes
• Generated $15.4 million of distributable cash flow in Q3
• Increased quarterly distribution to $0.3175 per unit
EL PASO, Texas - November 4, 2014 - Western Refining Logistics, LP (NYSE: WNRL) reported third quarter 2014 net income of $12.3 million, or $0.27 per common limited partner unit. During this period, EBITDA was $16.1 million and distributable cash flow was $15.4 million.
“We had another good quarter as crude oil volumes continued to grow in the Permian Basin,” said Chief Executive Officer and President Jeff Stevens. “We are also pleased with our organic growth, and with our first acquisition, which we completed in mid-October. The acquisition of Western Refining's wholesale business will significantly increase WNRL's annual EBITDA and we believe represents one of the strongest initial acquisitions by a refinery sponsored MLP.”
On October 31, 2014, WNRL announced a quarterly distribution of $0.3175 per unit, which is a 3.3% increase compared to the second quarter distribution, and is 10.4% above its minimum quarterly distribution.
Stevens continued, "We are adding storage capacity and new gathering lines in early 2015 in order to capitalize on our strategically located assets in the Permian and San Juan Basins. We will continue to focus on growing our business, allowing us to continue to increase the distributions to our unitholders.”
Conference Call Information
On Tuesday, November 4, 2014, at 3:00 p.m. ET, WNRL will hold a webcast and conference call to discuss the reported results and provide an update on partnership operations. The webcast can be accessed at Western Refining Logistics, LP's website, www.wnrl.com. The call can also be heard by dialing (844) 831-3028 or (315) 625-6887, pass code: 3597267. The audio replay will be available two hours after the end of the call through November 14, 2014 by dialing (855) 859-2056 or (404) 537-3406, pass code: 3597267.
About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 300 miles of pipelines, approximately 8.0 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.
More information about Western Refining Logistics, LP is available at www.wnrl.com.

Non-GAAP Financial Measures
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance. This press release and supporting schedules include the non-GAAP measures earnings before interest, taxes, depreciation and amortization (EBITDA) and Distributable Cash Flow. We believe certain investors and financial analysts use EBITDA and Distributable Cash Flow to evaluate WNRL’s financial performance between periods and to compare WNRL's performance to certain competitors. We believe certain investors and financial analysts use Distributable Cash Flow to determine the amount of cash generated from the partnership's operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, financial information that we report in accordance with GAAP.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about: the expected EBITDA of the Wholesale business; our expectations for our storage capacity and new gathering lines, including the timing for such growth projects, and their impact on our ability to capitalize on our strategically located assets in the Permian and San Juan Basins; the impact of extreme weather conditions on our operations; our capital budget, including requisite approvals; and our focus on growing our business and increasing distributions to our unitholders. These statements are subject to the general risks inherent in WNRL’s business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized, or otherwise materially affect our financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting WNRL’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and WNRL does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Results of Operations
The accompanying consolidated financial information for the three and nine months ended September 30, 2013, represent our Predecessor's results of operations while the consolidated financial information for the three and nine months ended September 30, 2014, represent the results of operations for WNRL ("Successor"). The following tables set forth WNRL's summary historical financial and operating data for the periods indicated below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013 (2)	2014	2013 (2)
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)
	(In thousands, except per unit data)
Revenues:
Affiliate	$34,914	$1,067	$101,294	$2,986
Third-party	686	603	2,044	1,122
Total revenues	35,600	1,670	103,338	4,108
Operating costs and expenses:
Operating and maintenance expenses	17,034	21,876	51,123	55,948
General and administrative expenses	2,474	1,148	6,592	3,338
Depreciation and amortization	3,331	4,057	10,042	9,873
Total operating costs and expenses	22,839	27,081	67,757	69,159
Operating income (loss)	12,761	(25,411)	35,581	(65,051)
Other income (expense):
Interest expense and other financing costs	(230)	—	(682)	—
Amortization of loan fees	(132)	—	(391)	—
Other, net	1	5	4	11
Net income (loss) before income taxes	12,400	(25,406)	34,512	(65,040)
Provision for income taxes	(135)	—	(339)	—
Net income (loss)	$12,265	$(25,406)	$34,173	$(65,040)

Net income per limited partner unit:
Common - basic	$0.27		$0.75
Common - diluted	0.27		0.75
Subordinated - basic and diluted	0.27		0.75

Weighted average limited partner units outstanding:
Common - basic	22,811		22,811
Common - diluted	22,883		22,853
Subordinated - basic and diluted	22,811		22,811

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013 (2)	2014	2013 (2)
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)
	(In thousands, except per barrel data)
Key Operating Statistics
Pipeline and gathering (bpd):
Mainline movements:
Permian/Delaware Basin system	27,382	—	22,351	—
Four Corners system (3)	38,623	40,588	38,483	39,570
Gathering (truck offloading):
Permian/Delaware Basin system	24,250	16,763	24,205	8,679
Four Corners system	10,979	9,086	11,187	7,843
Pipeline storage (barrels or bbls) (4)	619,706	465,262	619,706	448,849
Terminalling, transportation and storage (bpd):
Shipments into and out of storage (includes asphalt)	389,773	389,741	379,261	355,539
Terminal storage (bbls) (4)	7,355,432	7,355,432	7,355,432	7,305,168

Cash Flow Data
Net cash provided by (used in):
Operating activities	$16,492	$(17,894)	$45,117	$(53,977)
Investing activities	(2,748)	(20,001)	(11,425)	(56,070)
Financing activities	(14,030)	37,895	(38,583)	110,047
Other Data
EBITDA (1)	$16,093	$(21,349)	$45,627	$(55,167)
Capital expenditures:	2,748	20,001	11,425	56,070
Balance Sheet Data (at end of period)
Cash and cash equivalents			$79,109	$—
Property, plant and equipment, net			147,415	179,730
Total assets			243,605	180,012
Total liabilities			13,476	5,232
Division equity			—	174,780
Partners' capital			230,129	—
Total liabilities, division equity and partners' capital			243,605	180,012

(1)
We define EBITDA as earnings before interest expense and other financing costs, provision for income taxes and depreciation and amortization. We define Distributable Cash Flow as EBITDA plus the change in deferred revenues, less net cash interest paid, income taxes paid and maintenance capital expenditures.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA, as we calculate it, may differ from the EBITDA calculations of our affiliates or other companies in our industry, thereby limiting its usefulness as a comparative measure.

EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financial methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Distributable Cash Flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield. Yield is based on the amount of cash distributions a partnership can pay to a unitholder.
We believe that the presentation of these non-GAAP measures provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA and Distributable Cash Flow is net income (loss). These non-GAAP measures should not be considered as alternatives to net income (loss) or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income (loss). These non-GAAP measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow as presented herein may not be comparable to similarly titled measures of other companies.
The following table reconciles net income (loss) to EBITDA for the periods presented and Distributable Cash Flow for three and nine months ended September 30, 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)
	(In thousands)
Net income (loss)	$12,265	$(25,406)	$34,173	$(65,040)
Interest expense and other financing costs	230	—	682	—
Amortization of loan fees	132	—	391	—
Provision for income taxes	135	—	339	—
Depreciation and amortization	3,331	4,057	10,042	9,873
EBITDA	16,093	$(21,349)	45,627	$(55,167)

Change in deferred revenues	848		3,422
Cash interest paid	(230)		(683)
Income taxes paid	(1)		(1)
Maintenance capital expenditures	(1,341)		(3,532)
Distributable cash flow	$15,369		$44,833

Minimum quarterly distribution	$13,116		$39,348

(2)
Prior to the initial public offering, our assets were a part of the integrated operations of Western Refining, Inc. ("Western"), and the Predecessor generally recognized only the costs and did not record revenue associated with the transportation, terminalling or storage services provided to Western on an intercompany basis. Accordingly, the revenues in the Predecessor’s historical combined financial statements relate only to amounts received from third parties for these services and minimum amounts required to be recorded for Western for local tax purposes. Following the closing of the initial public offering, our revenues were generated by existing third-party contracts and from the commercial agreements with Western.

(3)
Some barrels of crude oil in route to Western’s Gallup Refinery are transported on more than one of our mainlines. Mainline movements for the Four Corners system include each barrel transported on each mainline.

(4)	Pipeline and terminal storage shell capacities represent weighted-average capacities for the periods presented.